Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10701 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (310) 622-8226

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS FOR FIRST QUARTER OF FISCAL 2015

•    Revenue Increased 21% to $200 Million

•    Adjusted EBITDA Increased 39% to $34 Million

•    Operating Income Increased 153% to $19 Million

•    Adjusted EPS from Continuing Operations Increased 143% to $0.17

SOUTH JORDAN, UTAH, FEBRUARY 3, 2015 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its first quarter of fiscal 2015.

First Quarter 2015 Highlights

•                  Revenue increased 21% to $200 million, including 9% organic growth

•                  Gross profit increased 36% and gross margin increased 320 basis points

•                  Adjusted EBITDA increased 39% and Adjusted EBITDA margin expanded by 230 basis points

•                  Building products revenue increased 26%, operating income increased 133%, and Adjusted EBITDA increased 34%

•                  Construction materials revenue increased 14%, operating income increased 36%, and Adjusted EBITDA increased 30%

•                  Increasing the lower end of our 2015 Adjusted EBITDA guidance from $150 million to $155 million, resulting in updated guidance for 2015 Adjusted EBITDA to be in the range of $155 million to $165 million

CEO Commentary

“We had an excellent start to fiscal 2015, reporting a 21% increase in revenue and a 39% increase in Adjusted EBITDA year-over-year. The strong performance was broad-based, including both of our core segments and all major product categories,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “Our TTM Adjusted EBITDA increased to $147 million, a $9 million increase from  fiscal 2014 Adjusted EBITDA of $138 million. The decision to raise the lower end of our 2015 Adjusted EBITDA guidance was influenced by the fact that our strong first quarter performance covered nearly all aspects of the business.

“First quarter fly ash volumes increased at the fastest rate in over a decade, benefiting from stable supply, favorable weather, and momentum early in the quarter. We have also implemented price increases, as cement prices continue their upward trend.

“All four of our building products categories performed well in the quarter, primarily due to increased volumes, but also from pricing momentum in selected markets and products.  Importantly, products with exposure to the repair and remodel end market trended positively throughout the quarter.

“First quarter results again demonstrated the operating leverage in our business as 21% revenue growth translated into a 153% increase in operating income and an Adjusted EBITDA margin of 16.9% for the quarter, which is a 230 basis point improvement from  last year.

“Finally, after six years of working with the EPA and others, we are pleased with the EPA’s decision to regulate coal ash as a “non-hazardous” material in disposal situations. This decision is consistent with science and, combined with the EPA’s support for the use of fly ash in concrete, affirms that coal ash should be viewed as a safe and valuable resource for sustainable building practices,” added Benson.

First Quarter Summary

Headwaters’ first quarter 2015 consolidated revenue increased by 21% to $199.6 million from $165.6 million for the first quarter of 2014 and gross profit increased by 36%, to $55.7 million, compared to $40.9 million. Operating income improved from $7.6 million in 2014 to $19.2 million in 2015 and Adjusted EBITDA increased by $9.5 million, to $33.8 million, or 39% over 2014.

After making adjustments consistent with Adjusted EBITDA, first quarter adjusted income from continuing operations was $12.7 million, or $0.17 per diluted share in 2015, compared to $5.5 million, or $0.07 per diluted share in 2014, representing increases of 131% and 143%, respectively. On an unadjusted basis, income from continuing operations was $7.2 million, or $0.09 per diluted share, for the first quarter of 2015, compared to a loss of $(2.1) million, or

$(0.03) per diluted share, for the first quarter of 2014. Net income including discontinued operations was $7.1 million, or $0.09 per diluted share, for the first quarter of 2015, compared to a net loss of $(1.4) million, or $(0.02) per diluted share, for the first quarter of 2014.

First Quarter Business Segment Highlights

Business Segment	2015 Revenue	2015 Adjusted EBITDA	2015 Adjusted EBITDA Margin	2014 Adjusted EBITDA Margin
Building Products	$117.5 million	$20.6 million	17.5%	16.6%
Construction Materials	$81.4 million	$17.3 million	21.3%	18.6%

Business Segment	2015 Operating Income	2014 Operating Income	2015 Operating Income Margin	2014 Operating Income Margin
Building Products	$11.9 million	$5.1 million	10.1%	5.5%
Construction Materials	$13.5 million	$9.9 million	16.6%	13.8%

Building Products Segment

Headwaters’ building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment markets a wide variety of niche building products, including vinyl siding accessories, manufactured architectural stone, block and roofing products.

Building products revenue increased 26% from $93.0 million in the first quarter of 2014 to $117.5 million in the first quarter of 2015, including organic growth of 8%. All of our product categories experienced positive revenue growth in the quarter, as we benefited from a growing economy, an improved residential repair and remodel market, and favorable weather conditions.

In the first quarter of 2015, gross profit increased by 41% to $33.3 million from $23.7 million in 2014, and operating income increased by 133% to $11.9 million from $5.1 million. Adjusted EBITDA in the first quarter of 2015 increased by 34% from $15.4 million in 2014 to $20.6 million in 2015.

Organic revenue growth was broadly distributed throughout our major product categories, including products with exposure to repair and remodel.  In certain markets, we have also been able to raise prices to help offset cost increases.  Furthermore, cost improvement efforts, coupled with lower energy costs and operating leverage, have contributed to margin expansion. Gross margin improved by 290 basis points, operating income margin by 470 basis points, and Adjusted EBITDA margin by 90 basis points.

Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

First quarter 2015 revenues increased by 14% to $81.4 million, compared to $71.5 million in 2014. The growth was due to an increase in product volume and price, partially offset by a decrease in service revenue. Volume grew in multiple regions and overall at the fastest rate in the past decade. As cement shortages develop due to limited domestic production capacity, we anticipate an increase in the fly ash substitution rate, leading to additional volume growth.  Following increases in portland cement pricing, our average net sales price per ton increased approximately 3% on a year-over-year basis.

Service revenue represented approximately 23% of total segment revenue for the first quarter of 2015, compared to 31% for the first quarter of 2014 and 25% for all of fiscal 2014. Service revenue as a percent of total segment revenue is normally higher in the December and March quarters and lower in the June and September quarters, primarily due to seasonality.  Service revenue declined in 2015 because multiple 2014 add-on service projects were completed.   Looking forward, greater regulatory certainty resulting from the new EPA disposal regulations could create a positive environment for incremental service projects as utilities adapt to the new rules.

Gross profit increased by 30% to $21.9 million in the first quarter of 2015, compared to $16.8 million in 2014, and gross margin increased by 340 basis points to nearly 27%. Operating income increased $3.6 million, or 36%, from $9.9 million in 2014 to $13.5 million in 2015. Adjusted EBITDA increased $4.0 million from $13.3 million in 2014 to $17.3 million in 2015, or 30%. Adjusted EBITDA margin increased by 270 basis points from 18.6% in 2014 to 21.3% in 2015. Improvements in gross profit, operating income, and Adjusted EBITDA were primarily due to increases in fly ash revenue resulting from positive changes in both volume and price, as well as to cost management initiatives.

Other Matters

For the first quarter of fiscal 2015, revenue from continuing operations in our energy segment was $0.7 million, compared to $1.1 million in 2014. Adjusted EBITDA for the 2015 quarter was $(1.2) million compared to $(1.1) million in 2014. We currently anticipate adding new customers in 2015 as a result of our customer testing process and continued marketing.

On a consolidated basis we recorded a loss from discontinued operations of $(0.1) million in the first quarter of 2015, compared to income of $0.7 million in the first quarter of 2014. It is possible that additional adjustments to the estimated gains and losses from sale of the coal cleaning facilities in prior years may be recognized in future periods as certain contingencies are resolved.

Our estimated effective income tax rate from continuing operations for the 2015 fiscal year is currently expected to be approximately 10%, due primarily to state income taxes. Taxes for the first quarter of 2015 were recorded using this 10% rate, but were offset by $0.9 million of income tax benefit from discrete items recognized in the quarter. We have recorded a full valuation allowance on our net amortizable deferred tax assets, but currently anticipate that a significant portion of the valuation allowance may be released later in fiscal 2015. We currently have a pre-tax NOL in the amount of approximately $162.6 million and unused tax credits of $24.8 million, both of which can be carried forward for up to 20 years from the year they were generated.

Liquidity and Long-term Debt

The components of our long-term debt (net of discount) as of December 31, 2014, are shown in the following table:

(dollars in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured notes	$400.0	7.625%	April 2019
Senior notes	150.0	7.25%	January 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 1.75%	October 2018
Convertible senior subordinated notes, net of discount	49.6	8.75%	February 2016
Total	$599.6

We had $151.8 million of cash and cash equivalents on hand at December 31, 2014 and total liquidity of approximately $212.1 million, which includes the impact of providing $7.4 million for letters of credit for various purposes. As of December 31, 2014, our net debt to Adjusted EBITDA ratio was 3.0x, down from 3.2x as of September 30, 2014.

Outlook

“The momentum that we experienced in 2014 continued into the first quarter of fiscal 2015. Margins improved due to operating leverage, price increases, and cost reductions, resulting in broad-based positive financial performance,” said Don P. Newman, Headwaters’ Chief Financial Officer. “Our recent bolt-on acquisitions have performed well, contributing to both top- and bottom-line growth.  Given the strong quarterly performance in our core business, we updated our 2015 Adjusted EBITDA guidance range to $155 to $165 million, growth of between 12% and 20% above 2014 levels.

“We remain focused on reducing leverage. We ended the December quarter with a net debt to Adjusted EBITDA ratio of 3.0x, consistent with our stated goal range of 2.5x to 3.0x. As we have previously stated, our leverage ratio may fluctuate based on multiple variables, including additional bolt-on acquisitions, but we are committed to reducing leverage over time, including the reduction of our total debt.”

Non-GAAP Financial Measures

Headwaters currently uses two non-GAAP financial measures: Adjusted EBITDA and Adjusted EPS. Headwaters defines Adjusted EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as detailed in the table that follows. Headwaters currently defines Adjusted EPS as diluted EPS from continuing operations plus the effect of amortization expense related to acquired intangible assets and other non-routine adjustments that arise from time to time, again as detailed below.

A substantial amount of Headwaters’ cash-based compensation tied to stock price results from the issuance in fiscal 2011 and 2012 of cash-settled stock appreciation rights (SARs), all of which will expire on or before September 30, 2016. For vested but unexercised cash-settled SARs, the full impact of stock price changes, whether positive or negative, is recognized each quarter as a change in compensation expense. As the expiration dates approach, we expect the volume of exercises to increase with a resulting decrease in the volatility of compensation expense related to outstanding SARs that remain unexercised.

Adjusted EBITDA and Adjusted EPS are used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA is also used by management, investors and analysts as one measure of a company’s ability to service its debt and meet its other cash needs. Our presentations of Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Because the definitions of Adjusted EBITDA and Adjusted EPS vary among companies and industries, our definitions of these non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA, trailing twelve months (TTM) Adjusted EBITDA and Adjusted EPS are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from the discontinued coal cleaning business for any period.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA

	Quarter Ended
(in millions)	12/31/2013	12/31/2014
Income (loss) from continuing operations (GAAP)	$(2.1)	$7.1
Non-controlling interest of subsidiary	0.0	(0.2)
Net interest expense	10.1	11.9
Income taxes	(0.4)	(0.2)
Depreciation, amortization, and equity-based compensation	13.5	13.4
Non-routine customer and business acquisition-related costs and adjustments	2.3	0.5
Cash-based compensation tied to stock price	0.9	1.3
Adjusted EBITDA	$24.3	$33.8

Segment Adjusted EBITDA

Building products	$15.4	$20.6
Construction materials	13.3	17.3
Energy technology	(1.1)	(1.2)
Corporate	(4.2)	(4.2)
Cash-based compensation tied to stock price	0.9	1.3
Adjusted EBITDA	$24.3	$33.8

TTM Adjusted EBITDA

	Twelve Months Ended
(in millions)	9/30/2013	9/30/2014	12/31/2014
Income from continuing operations (GAAP)	$8.3	$16.5	$25.7
Non-controlling interest of subsidiary	0.0	(0.8)	(1.0)
Net interest expense	42.5	46.3	48.1
Income taxes	4.0	3.6	3.8
Depreciation, amortization, and equity-based compensation	54.0	56.9	56.8
Non-routine customer and business acquisition-related costs and adjustments	1.8	6.1	4.3
Asset impairments and write-offs	0.0	3.1	3.1
Cash-based compensation tied to stock price	5.6	6.1	6.5
TTM Adjusted EBITDA	$116.2	$137.8	$147.3

Segment TTM Adjusted EBITDA

Building products	$72.9	$88.1	$93.3
Construction materials	56.6	66.8	70.8
Energy technology	0.3	(2.0)	(2.1)
Corporate	(19.2)	(21.2)	(21.2)
Cash-based compensation tied to stock price	5.6	6.1	6.5
TTM Adjusted EBITDA	$116.2	$137.8	$147.3

Reconciliation of Diluted EPS from Continuing Operations to Adjusted EPS

	Quarter Ended
(in millions, except per-share amounts)	12/31/2013	12/31/2014
Numerator:
Reported numerator for diluted earnings per share from continuing operations in accordance with GAAP — income (loss) from continuing operations attributable to Headwaters Incorporated	$(2.1)	$6.6
Adjustments to numerator:
Amortization expense related to intangible assets	5.1	4.4
Non-routine customer and business acquisition- related costs and adjustments	2.3	0.5
Cash-based compensation tied to stock price	0.9	1.3
Income tax effect of above adjustments	(0.7)	(0.1)
Total adjustments to income from continuing operations, net of income tax effect	7.6	6.1
Numerator for adjusted diluted earnings per share from continuing operations	$5.5	$12.7

Denominator:
Reported denominator for diluted earnings per share in accordance with GAAP	73.1	75.3
Effect of above adjustments on calculation of dilutive securities	1.0	0.0
Denominator for adjusted earnings per share, after effect of adjustments on calculation of dilutive securities	74.1	75.3

Reported diluted income (loss) per share from continuing operations	$(0.03)	$0.09
Effect of adjustments on diluted income per share calculation	0.10	0.08
Adjusted diluted income per share from continuing operations (Adjusted EPS)	$0.07	$0.17

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern Time, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through February 14, 2015, by dialing 877-344-7529 or 412-317-0088 and entering the pass code 10059639.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the  construction materials and  building products markets.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Headwaters’ operations that are based on management’s current expectations, estimates and projections about the industries in which Headwaters operates. Words such as “may,” “should,” “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “goals,” “outlook” and similar expressions are intended to help identify such forward-looking statements. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the sales to oil refineries of residue hydrocracking catalysts, the development, commercialization, and financing of new products and other strategic business opportunities and acquisitions, and other information about Headwaters which are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products and catalysts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Headwaters undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing feedstock and energy prices; actions of competitors or regulators; technological developments; potential disruption of the Company’s production facilities, transportation networks and information technology systems due to war, terrorism, malicious attack, civil accidents, political events, civil unrest or severe weather; potential environmental liability or product liability under existing or future laws and litigation; potential liability resulting from other pending or future litigation; changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” in the Company’s  Annual Report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports. In addition, such results could be affected by general domestic and international economic and political conditions and other unpredictable or unknown factors not discussed in this press release which could have material adverse effects on forward-looking statements.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended December 31,
	2013	2014
Revenue:
Building products	$93,012	$117,534
Construction materials	71,521	81,404
Energy technology	1,082	659
Total revenue	165,615	199,597

Cost of revenue:
Building products	69,338	84,192
Construction materials	54,765	59,511
Energy technology	619	207
Total cost of revenue	124,722	143,910
Gross profit	40,893	55,687
Operating expenses:
Amortization	5,106	4,486
Selling, general and administrative	28,227	32,029
Total operating expenses	33,333	36,515
Operating income	7,560	19,172
Net interest expense	(10,056)	(11,952)
Other income (expense), net	12	(269)
Income (loss) from continuing operations before income taxes	(2,484)	6,951
Income tax benefit	350	200
Income (loss) from continuing operations	(2,134)	7,151
Income (loss) from discontinued operations, net of income taxes	700	(67)
Net income (loss)	(1,434)	7,084
Net loss (income) attributable to non-controlling interest	6	(245)
Net income (loss) attributable to Headwaters Incorporated	$(1,428)	$6,839

Basic and diluted income (loss) per share attributable to Headwaters Incorporated:
From continuing operations	$(0.03)	$0.09
From discontinued operations	0.01	0.00
	$(0.02)	$0.09
Weighted average shares outstanding:
Basic	73,066	73,448
Diluted	73,066	75,328

Operating income (loss) by segment:
Building products	$5,086	$11,948
Construction materials	9,933	13,488
Energy technology	(2,286)	(1,611)
Corporate	(5,173)	(4,653)
Total	$7,560	$19,172

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	December 31,
	2014	2014
Assets:
Current assets:
Cash and cash equivalents	$152,542	$151,778
Trade receivables, net	119,330	85,980
Inventories	50,633	56,559
Other	21,612	22,682
Total current assets	344,117	316,999
Property, plant and equipment, net	182,111	181,995
Goodwill	175,586	175,545
Intangible assets, net	159,863	157,075
Other assets	41,750	42,694
Total assets	$903,427	$874,308

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$27,026	$15,782
Accrued liabilities	109,300	80,398
Total current liabilities	136,326	96,180
Long-term debt	599,579	599,619
Income taxes	23,242	23,242
Other long-term liabilities	28,586	32,076
Total liabilities	787,733	751,117
Redeemable non-controlling interest in consolidated subsidiary	13,252	13,252
Stockholders’ equity:
Common stock - par value	74	74
Capital in excess of par value	723,648	724,367
Retained earnings (accumulated deficit)	(620,688)	(613,849)
Treasury stock	(592)	(653)
Total stockholders’ equity	102,442	109,939
Total liabilities and stockholders’ equity	$903,427	$874,308